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                    May 25, 2021

       Li Xudong
       Chief Executive Officer
       Cereplast, Inc.
       Room 2707, Global Mansion, Zhengbian Road, Jishui District, Zhengzhou City, Henan Provence 450000 China

                                                        Re: Cereplast, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed March 1, 2021
                                                            File No. 000-56252

       Dear Ms. Xudong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              William Barnett, Esq.